UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
			      (Amendment No. 1)

                             The Ryland Group, Inc.
                               (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                   783764103
                                 (CUSIP Number)

                               December 31, 2011
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             GEM Realty Advisors, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             State of Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     IA/OO

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             GEM Capital, L.L.C.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             State of Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     HC/OO

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             GEM MM, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             State of Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     OO

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Atrium GEM Partners, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             State of Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     HC/OO

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             GEM Realty Securities, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             State of Delaware

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 885,300
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 885,300

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             885,300

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     1.99%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             GEM Realty Securities, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,005,200
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,005,200

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,005,200

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     4.51%

       12.   Type of Reporting Person

	     CO

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Norman S. Geller

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     IN/HC

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Michael A. Elrad

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     IN/HC

                               CUSIP No. 783764103


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person

             Barry A. Malkin

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,890,500
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,890,500

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             2,890,500

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.51%

       12.   Type of Reporting Person

	     IN/HC

Item 1. (a)  Name of Issuer:  The Ryland Group, Inc., a Maryland corporation
	                      (the "Company")

        (b)  Address of Issuer's Principal Executive Offices:

   	     24025 Park Sorrento, Suite 400
             Calabasas, California 91302

Item 2. (a)  Name of Person Filing
        (b)  Address of Principal Business Offices
        (c)  Citizenship

 	     GEM Realty Advisors, LLC
             900 N. Michigan Avenue
             Suite 1450
             Chicago, IL  60611
             Delaware LLC

	     GEM Capital, L.L.C.
             900 N. Michigan Avenue
             Suite 1450
             Chicago, IL  60611
             Delaware LLC

             GEM MM, LLC
             900 N. Michigan Avenue
             Suite 1450
	     Chicago, IL  60611
             Delaware LLC

   	     Atrium GEM Partners, LLC
             900 N. Michigan Avenue
             Suite 1450
             Chicago, IL  60611
             Delaware LLC

             GEM Realty Securities, L.P.
             900 N. Michigan Avenue
             Suite 1450
             Chicago, IL  60611
             Delaware LP

   	     GEM Realty Securities, Ltd.
  	     c/o M&C Corporate Services Limited
   	     Ugland House
   	     P.O. Box 309GT
   	     Georgetown, Grand Cayman
   	     Cayman Corporation

   	     Norman S. Geller
   	     900 N. Michigan Avenue
   	     Suite 1450
   	     Chicago, IL  60611
             U.S. Citizen

   	     Michael A. Elrad
   	     900 N. Michigan Avenue
             Suite 1450
   	     Chicago, IL  60611
  	     U.S. Citizen

   	     Barry A. Malkin
   	     900 N. Michigan Avenue
   	     Suite 1450
   	     Chicago, IL  60611
	     U.S. Citizen

        (d)  Title of Class of Securities

             Common Stock, par value $1.00 ("Common Stock")

        (e)  CUSIP Number: 783764103

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

	(k)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

	If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012
                                       GEM REALTY ADVISORS, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM Capital, L.L.C.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM MM, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       Atrium GEM Partners, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Manager

                                       GEM Realty Securities, L.P.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM REALTY SECURITIES, LTD.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Manager

                                       By: /s/ Norman S. Geller
                                       --------------------------
                                       Name:   Norman S. Geller

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:   Michael A. Elrad

                                       By: /s/ Barrry A. Malkin
                                      --------------------------
                                       Name:   Barrry A. Malkin

				     EXHIBIT 1

			       JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G/A filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, of Ryland Group, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Date:  February 14, 2012               GEM REALTY ADVISORS, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM Capital, L.L.C.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM MM, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       Atrium GEM Partners, LLC

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Manager

                                       GEM Realty Securities, L.P.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Senior Managing Partner

                                       GEM REALTY SECURITIES, LTD.

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:  Michael A. Elrad
                                       Title: Manager

                                       By: /s/ Norman S. Geller
                                       --------------------------
                                       Name:   Norman S. Geller

                                       By: /s/ Michael A. Elrad
                                       --------------------------
                                       Name:   Michael A. Elrad

                                       By: /s/ Barrry A. Malkin
                                      --------------------------
                                       Name:   Barrry A. Malkin